LION PARTNERSHIP
                            ( A LIMITED PARTNERSHIP)

                              FINANCIAL STATEMENTS

INDEPENDENT  AUDITORS'  REPORT





The  Partners
Lion  Partnership

We have audited the accompanying balance sheets of the Lion Partnership (the "Partnership") as of December 31, 2002 and 2001 and the related statements of operations, changes in partners' capital, and cash flows of the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 2002 and 2001 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.




/s/  Deloitte  &  Touche  LLP
Certified  Public  Accountants

Tampa,  Florida
March  7,  2003

                                LION PARTNERSHIP
                             (A LIMITED PARTNERSHIP)
                                 BALANCE SHEETS
                                  DECEMBER 31,
                            (in thousands of dollars)







                                                 2002       2001
------------------------------------------------------------------
ASSETS
Marine vessel held for lease, at cost . . . .  $ 19,968   $ 19,968
Less accumulated depreciation . . . . . . . .   (12,612)   (11,141)
                                               ---------  ---------
    Net equipment . . . . . . . . . . . . . .     7,356      8,827


Accounts receivable . . . . . . . . . . . . .       716        776
Prepaid expenses. . . . . . . . . . . . . . .        10         --
                                               ---------  ---------
      Total assets. . . . . . . . . . . . . .  $  8,082   $  9,603
                                               =========  =========

LIABILITIES AND PARTNERS' CAPITAL

Liabilities:
Accounts payable and accrued expenses . . . .  $    548   $    111
Due to affiliates . . . . . . . . . . . . . .        44         51
Lessee deposits and drydock reserves. . . . .        97        514
                                               ---------  ---------
  Total liabilities . . . . . . . . . . . . .       689        676
                                               ---------  ---------

Partners' capital (deficiency):
Limited partners. . . . . . . . . . . . . . .     7,521      9,040
General partner . . . . . . . . . . . . . . .      (128)      (113)
                                               ---------  ---------
  Total partners' capital . . . . . . . . . .     7,393      8,927
                                               ---------  ---------

      Total liabilities and partners' capital  $  8,082   $  9,603
                                               =========  =========



















                 See accompanying notes to financial statements.

                                LION PARTNERSHIP
                             (A LIMITED PARTNERSHIP)
                            STATEMENTS OF OPERATIONS
                        FOR THE YEARS ENDED DECEMBER 31,
                            (in thousands of dollars)




                                         2002     2001    2000
                                                       (unaudited)
------------------------------------------------------------------
REVENUES
Lease revenue. . . . . . . . . . . . .  $5,390   $9,514  $4,378
Interest and other income. . . . . . .      --      137      39
                                        -------  ------  -------
  Total revenues . . . . . . . . . . .   5,390    9,651   4,417
                                        -------  ------  -------

EXPENSES

Depreciation and amortization. . . . .   1,471    1,766   2,161
Marine operating expenses. . . . . . .   3,549    3,845   1,739
Repairs and maintenance. . . . . . . .     751      639     732
Management fees to affiliate . . . . .     238      476     219
Insurance expense. . . . . . . . . . .     171      102     112
Administrative expenses to affiliates.      74      201      41
Administrative and other . . . . . . .      95       60      33
                                        -------  ------  -------
  Total expenses . . . . . . . . . . .   6,349    7,089   5,037
                                        -------  ------  -------
      Net income (loss). . . . . . . .  $ (959)  $2,562  $ (620)
                                        =======  ======  =======




























                 See accompanying notes to financial statements.

                                LION PARTNERSHIP
                             (A LIMITED PARTNERSHIP)
                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000
                            (in thousands of dollars)








                                                         Limited     General
                                                         Partners    Partner    Total
---------------------------------------------------------------------------------------
  Partners' capital (deficiency) at December 31, 1999
     (unaudited) . . . . . . . . . . . . . . . . . . .  $  12,446   $    (78)  $12,368

Net loss (unaudited) . . . . . . . . . . . . . . . . .       (614)        (6)     (620)

Cash distribution (unaudited). . . . . . . . . . . . .     (1,307)       (13)   (1,320)
                                                        ----------  ---------  --------
  Partners' capital (deficiency) at December 31, 2000
     (unaudited) . . . . . . . . . . . . . . . . . . .     10,525        (97)   10,428

Net income . . . . . . . . . . . . . . . . . . . . . .      2,537         25     2,562

Cash distribution. . . . . . . . . . . . . . . . . . .     (4,022)       (41)   (4,063)
                                                        ----------  ---------  --------
  Partners' capital (deficiency) at December 31, 2001.      9,040       (113)    8,927

Net loss . . . . . . . . . . . . . . . . . . . . . . .       (950)        (9)     (959)

Cash distribution. . . . . . . . . . . . . . . . . . .       (569)        (6)     (575)
                                                        ----------  ---------  --------
  Partners' capital (deficiency) at December 31, 2002.  $   7,521   $   (128)  $ 7,393
                                                        ==========  =========  ========





















                 See accompanying notes to financial statements.

                                LION PARTNERSHIP
                             (A LIMITED PARTNERSHIP)
                            STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31,
                            (in thousands of dollars)

                                                          2002    2001    2000
                                                                    (unaudited)
-------------------------------------------------------------------------------

OPERATING ACTIVITIES
Net income (loss) . . . . . . . . . . . . . . . . . . .  $ (959)  $ 2,562   $  (620)
Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
  Depreciation and amortization . . . . . . . . . . . .   1,471     1,766     2,161
  Changes in operating assets and liabilities:
    Accounts receivable . . . . . . . . . . . . . . . .      60      (533)       92
    Prepaid expenses. . . . . . . . . . . . . . . . . .     (10)       --        --
    Accounts payable and accrued expenses . . . . . . .     437       (58)     (144)
    Due to affiliates . . . . . . . . . . . . . . . . .      (7)       26        (6)
    Lessee deposits and drydock reserves. . . . . . . .    (417)      300      (163)
                                                         -------  --------  --------
      Net cash provided by operating activities . . . .     575     4,063     1,320
                                                         -------  --------  --------

FINANCING ACTIVITIES

Cash distributions-General Partner. . . . . . . . . . .      (6)      (41)      (13)
Cash distributions-limited partners . . . . . . . . . .    (569)   (4,022)   (1,307)
                                                         -------  --------  --------
      Net cash used in by financing activities. . . . .    (575)   (4,063)   (1,320)
                                                         -------  --------  --------

Net change in cash and cash equivalents . . . . . . . .      --        --        --
Cash and cash equivalents at beginning of year. . . . .      --        --        --
                                                         -------  --------  --------
Cash and cash equivalents at end of year. . . . . . . .  $   --   $    --   $    --
                                                         =======  ========  ========

























                 See accompanying notes to financial statements.

                                LION PARTNERSHIP
                             (A LIMITED PARTNERSHIP)
                          NOTES TO FINANCIAL STATEMENTS

1.     Summary  of  Significant  Accounting  Policies
       ----------------------------------------------

     Organization
     ------------

Lion Partnership, a California limited partnership (the Partnership), was formed during July 1997. The Partnership was formed for the purpose of purchasing a tanker marine vessel and commenced significant operations in July 1997. The Partnership has no employees nor operations other than the operation of the marine vessel. The Partnership is owned 99% by the limited partners and 1% by the General Partner. The Partnership has two limited partners: PLM Equipment Growth Fund V (EGF V), a California limited partnership, and PLM Equipment Growth & Income Fund VI (EGF VI), a California limited partnership, (collectively, the Limited Partners). The Limited Partnership is owned 47.5% by EGF V and 52.5% by EGF VI. The General Partner is the Lion Corporation (LC) which is owned 47.5% by EGF V and 52.5% by EGF VI.

PLM Financial Services Inc. (FSI) is the General Partner of EGF V and EGF VII. FSI is a wholly-owned subsidiary of PLM International, Inc.

The marine vessel was purchased in July 1997 for $19.1 million. EGF V and EGF VI paid acquisition fees totaling $0.9 million to FSI, which were capitalized as part of the cost of the marine vessel.

     Estimates
     ---------

These accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America. This requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. All amounts for the year ended December 31, 2000 are unaudited.

     Operations
     ----------

The marine vessel in the Partnership is managed under a continuing management agreement by PLM Investment Management, Inc. (IMI), a wholly-owned subsidiary of FSI. IMI receives a monthly management fee from the Partnership for managing the marine vessel (Note 3). FSI, in conjunction with its subsidiaries, sells equipment to investor programs and third parties, manages pools of transportation equipment under agreements with investor programs, and is the general partner of other limited partnerships.

     Cash  and  Cash  Equivalents
     ----------------------------

All cash generated from operations is distributed to the partners; accordingly, the Partnership has no cash balance at December 31, 2002 and 2001.

     Accounting  for  Leases
     -----------------------

The marine vessel in the Partnership is leased under operating leases. Under the operating lease method of accounting, the leased asset is recorded at cost and depreciated over its estimated useful life. Rental payments are recorded as revenue over the lease term as earned in accordance with Statement of Financial Accounting Standards No. 13, "Accounting for Leases". Lease origination costs were amortized over three years.

                                LION PARTNERSHIP
                             (A LIMITED PARTNERSHIP)
                          NOTES TO FINANCIAL STATEMENTS

1.     Summary  of  Significant  Accounting  Policies  (continued)
       ----------------------------------------------

     Depreciation
     ------------

Depreciation of the marine vessel is computed using the double-declining balance method, taking a full month's depreciation in the month of acquisition, based upon an estimated useful life of 12 years. The depreciation method changes to straight-line when the annual depreciation expense using the straight-line method exceeds that calculated by the double-declining balance method. Acquisition fees of $0.9 million, that were paid to FSI, were capitalized as part of the cost of the equipment. Lease negotiation fees of $0.2 million were capitalized as well. Major expenditures that are expected to extend the marine vessel's useful life or reduce future equipment operating expenses have been capitalized and amortized over the estimated remaining life of the marine vessel.

     Marine  Vessel
     --------------

The  marine  vessel  held  for  operating  leases  is  stated  at  cost.

In accordance with Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS No. 121), the General Partner reviewed the carrying value of the Partnership's marine vessel at least quarterly and whenever circumstances indicated that the carrying value of the marine vessel would not be recoverable due to expected future market conditions. If the projected undiscounted cash flows and the fair market value of the marine vessel were less than the carrying value of the marine vessel, an impairment loss would have been recorded.

In October 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", (SFAS No. 144) which replaced SFAS No. 121. In accordance with SFAS No. 144, the Partnership evaluates long-lived assets for impairment whenever events or circumstances indicates that the carrying values of such assets may not be recoverable. Losses for impairment are recognized when the undiscounted cash flows estimated to be realized from a long-lived asset are determined to be less than the carrying value of the asset and the carrying amount of long-lived assets exceed its fair value. The determination of fair value for a given investment requires several considerations, including but not limited to, income expected to be earned from the asset, estimated sales proceeds, and holding costs excluding interest. The Partnership applied the new rules on accounting for the impairment or disposal of long-lived assets beginning January 1, 2002.

There were no reductions required to the carrying value of the marine vessel in 2002, 2001 or 2000.

     Repairs  and  Maintenance
     -------------------------

Repairs and maintenance for the marine vessel are the obligation of the Partnership. Costs associated with marine vessel drydocking are estimated and accrued ratably over the period prior to such drydocking. Drydock reserves are included in lessee deposits and drydock reserves in the accompanying balance sheets.

     Net  Income  (Loss)  and  Cash  Distribution  to  Limited  Partners
     -------------------------------------------------------------------

The net income (loss) and cash distributions of the Partnership are allocated 99% to the limited partners and 1% to the General Partner. The net income
(loss) and cash distributions are allocated to the limited partners based on their percentage of ownership in the Partnership.

Cash  distributions  are  recorded  when  declared.

                                LION PARTNERSHIP
                             (A LIMITED PARTNERSHIP)
                          NOTES TO FINANCIAL STATEMENTS


     Comprehensive  Income  (Loss)
     -----------------------------

The Partnership's net income (loss) is equal to comprehensive income (loss) for the years ended December 31, 2002, 2001, and 2000.

2.     General  Partner
       ----------------

LC contributed $100 of the Partnership's initial capital. LC is owned by two shareholders; EGF V owns 47.5% and EGF VI owns 52.5%. Dividends, if declared, are paid to the shareholders based on the percentage of ownership each shareholder owns.

3.     Transactions  with  Affiliates
       ------------------------------

Under the equipment management agreement, the Partnership pays IMI a monthly management fee attributable to owned equipment equal to the lesser of (i) the fees that would be charged by an independent third party for similar services for similar equipment or (ii) 5% of the gross lease revenues attributable to equipment that is subject to operating leases. The Partnership's management fee expense to affiliate was $0.2 million, $0.5 million, and $0.2 million during 2002, 2001, and 2000, respectively. The Partnership's management fee in 2002 was equal to 5% of gross operating lease revenues. The Partnership reimbursed FSI and its affiliates $0.1 million, $0.2 million, and $41,000 during 2002, 2001, and 2000, respectively, for data processing and administrative expenses directly attributable to the Partnership.

Partnership management fees payable to IMI were $44,000 and $51,000 as of December 31, 2002 and 2001, respectively.

4.     Marine  Vessel  on  Lease
       -------------------------

The Partnership's marine vessel is leased to multiple operators on a time charter basis. In such instances, revenues are earned from each lessee that hires the marine vessel for a specific voyage.

EGF VI's 52.5% interest in the marine vessel in the Partnership is used as collateral against the senior loan of EGF VI.

The marine vessel's leases are being accounted for as operating leases. There are no future minimum rentals under non-cancelable leases at December 31, 2002. Per diem and short-term rentals consisting of utilization rate lease payments included in lease revenues amounted to $5.4 million in 2002, $9.5 million in 2001, and $1.7 million in 2000.

5.     Geographic  Information
       -----------------------

The Partnership's marine vessel is leased to multiple lessees in different regions that operate worldwide.

6.     Income  Taxes
       -------------

The Partnership is not subject to income taxes, as any income or loss is included in the tax returns of the individual partners owning the Limited Partners. Accordingly, no provision for income taxes has been made in the financial statements of the Partnership.

                                LION PARTNERSHIP
                             (A LIMITED PARTNERSHIP)
                          NOTES TO FINANCIAL STATEMENTS

6.     Income  Taxes  (continued)
       -------------

As of December 31, 2002, the financial statement carrying amounts of assets and liabilities were approximately $6.1 million lower than the federal income tax basis of such assets and liabilities, primarily due to differences in reserve for repairs, depreciation methods, and lessee prepaid deposits.

7.     Concentrations  of  Credit  Risk
       --------------------------------

Financial instruments, which potentially subject the Partnership to concentrations of credit risk, consist principally of accounts receivable.

The Partnership's lessees that accounted for 10% or more of the total revenues for the marine vessel during the past three years were: PDVSA (14% in 2002), BP (11% in 2002), Citgo (10% in 2002), Standard Tankers (10% in 2002), ERG (10% in
2002), Vitol (13% in 2001), Trafigura (14% in 2001), Team Tankers (76% in 2000),
and  Shell  (16%  in  2000).

As of December 31, 2002, the General Partner believes the Partnership had no other significant concentrations of credit risk that could have a material adverse effect on the Partnership.